                    For release January 6, 1997 8am EST

                                    Contact:  Sheiley Woods or John Bencivenga
                                              MatriDigm-TM- Corporation
                                              (510) 440-0520
MatriDigm Corporation
47207 Bayside Parkway                         Erica Carlson
Fremont, CA 94538                             Sterling Communications
TEL: 510/440-0520                             (408) 441-4100
FAX: 510/440-1441

               MATRIDIGM-TM- CORPORATION INTRODUCES FIRST
                 AUTOMATED YEAR 2000 FACTORY SOLUTION

-- New MatriDigm Advanced Process 2000 (MAP2000-SM-) Automatically Finds, Fixes
    and Tests All Date-related Fields in Legacy Applications, Providing
               Industry's Fastest Year 2000 Solution --


     FREMONT, Calif., (January 6, 1997) -- MatriDigm Corporation, a software maintenance company, today announced MAP2000-SM-, an automated Year 2000 solution that rapidly finds, fixes and tests all date-related fields in an application. The advanced, patent-pending technology utilized in MatriDigm's MAP2000 provides companies with a faster, more accurate and less costly solution to the Year 2000 problem -- a problem which affects virtually all mainframe systems.

The MatriDigm MAP2000 Release 1.0 will be commercially available February 10, 1997 and is capable of processing affected IBM COBOL code at speeds of up to one million lines per hour, making it by far the fastest solution currently available. MatriDigm's factory solution is also the only automated solution on the market that finds, fixes and tests all date-related code. This makes it the only solution that completely eliminates the costly human errors typical of less-automated approaches.

MatriDigm's solution utilizes a unique, patent-pending Packed Binary date format that substantially decreases the cost of file conversion and eliminates the record size expansion inherent in 4-byte year fields. This MatriDigm Packed Binary technology also allows processed code to co-exist with unconverted code in the same application, enabling companies to take an incremental approach to the conversion process.

"This is the Year 2000 solution CEOs and CIOs have been waiting for," stated Bill Esping, Chairman of the Board of MatriDigm. "MatriDigm has the right people and the right technology at the right time. Moreover, our process provides customers with a complete understanding of their system's business logic, enabling them to grow beyond the constraints of their legacy code -- not just fix it."

                                 -- more --

                   For Release January 6, 1997 8am EST

MATRIDIGM CORPORATION INTRODUCES FIRST AUTOMATED YEAR 2000 FACTORY SOLUTION JANUARY 6, 1997 - PAGE 2


"I am excited to be here to see the technology invented and then implemented by Franklin Chiang and Jim Brady, MatriDigm's co-founders, come to fruition for our customers," stated Kenneth F. Titow, President and COO of MatriDigm. "Companies can now get applications fixed and completely tested faster than ever before. This will allow CEOs and CIOs more time to focus on their business challenges rather than on 30-year-old problems."

Beta tests at various locations -- including government agencies and Fortune 500 companies in the financial and insurance communities -- have verified the success of the MatriDigm Factory. After a successful modification of State of Nevada's code, Mariene Lockard, director for the Department of Information Services, commented, "We are extremely excited about our relationship with MatriDigm. Our preliminary findings could not have been more promising. We're very anxious to finish our testing period to measure to complete results."

MAP2000 Release 1.0 will be available February 10, 1997 and will support IBM COBOL (ANSI 85 compliant COBOL with IBM extensions in the batch environment). Release 1.1 will be available later in 1Q97 and will add support for IMS Batch and IMS/DB, plus ANSI 74 compliant COBOL with IBM extensions in the batch environment. Release 1.2 will be available in 2Q97 and will add support for CICS and CICS with IMS/DB.

MatriDigm continues to develop enhancements to MAP2000 to support Assembler, PL/1, and IBM COBOL for DB2 Batch, DB2 with CICS, and DB2 with IMS, as well as products and other services to support its legacy code (non-Year 2000) maintenance business. These releases are expected in the near term. Specific availability of these capabilities will be announced at MatriDigm's formal briefing for the business and investment communities later in 1Q97.

MAP2000 will be available directly to customers and through selected VARs. At the present time, both Zitel Corporation (NASDAQ: ZITL) and Business Records Corporation (NASDAQ: BRCP) are established VARs for the MatriDigm service. Similar relationships with other large consulting and service provider organizations are currently being negotiated.

MatriDigm Corporation specializes in the development of technologies and services that improve the understanding, maintenance, migration, modification and testing of software applications. The company is located at 47207 Bayside Parkway, Fremont, California 94538. Telephone: 510-440-0520, FAX 510-440-1441, toll free 888-YRS-2001, http://www.matridigmusa.com.

                                     ###

NOTE: MatriDigm-TM-, MATRIDIGM-TM- and MatriDigm's MAP2000-TM- are all trademarks and service marks of MatriDigm Corporation. Zitel is a registered trademark of Zitel Corporation. All other service marks, trademarks and registered trademarks are the property of their respective owners.